Exhibit 10(d)





                 PURCHASE AND SALE AGREEMENT

                           BETWEEN

                  APACHE CANYON GAS, L.L.C.

                          AS SELLER

                             AND

                BARRETT RESOURCES CORPORATION

                          AS BUYER



                   DATED OCTOBER 13, 2000

                  EFFECTIVE OCTOBER 1, 2000

                        CONFIDENTIAL


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                         TABLE OF CONTENTS
                                                                 Page
RECITALS                                                            1

ARTICLE 1    PURCHASE AND SALE                                      1
        1.1  Purchase and Sale                                      1
        1.2  Assets                                                 1
        1.3  Excluded Properties                                    3
        1.4  Effective Time                                         4

ARTICLE 2    PURCHASE PRICE                                         4
        2.1  Purchase Price                                         4
        2.2  Deposit                                                5
        2.3  Adjustments to Purchase Price                          5
             a.  Upward Adjustments to the Purchase Price           5
             b.  Downward Adjustments to the Purchase Price         5
             c.  Preliminary Settlement Statement                   6
             d.  Final Settlement Statement                         6
        2.4  Gas Price Adjustment to Purchase Price                 6
             a.  General                                            6
             b.  Determination of Benchmark Price                   7
             c.  Amount of Gas Price Adjustment to Purchase         7
                 Price
             d.  Payment of Purchase Price Adjustment               8
             e.  KLT Guaranty Agreement                             8
        2.5  Allocated Values                                       8

ARTICLE 3    DUE DILIGENCE REVIEW                                   8
        3.1  Access to Records                                      8
        3.2  No Representation or Warranty                          9

ARTICLE 4    TITLE MATTERS                                          9
        4.1  Defensible Title                                       9
        4.2  Permitted Encumbrances                                 9
        4.3  Title Defect                                          10
        4.4  Adjustments for Title Defects                         10
             a.  Notice of Title Defects                           10
             b.  Defect Adjustments and Thresholds                 11
        4.5  Casualty Loss                                         12
             a.  Depletion and Depreciation of Personal            12
                 Property
             b.  Termination                                       12
             c.  Proceeds and Awards                               12
        4.6  Dispute Resolution                                    12

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ARTICLE 5    ENVIRONMENTAL MATTERS                                 13
        5.1  Definitions                                           13
        5.2  Spills and NORM                                       13
        5.3  Environmental Assessment                              14
        5.4  Adjustments for Environmental Defects                 14
             a.  Notice of  Environmental Defects                  14
             b.  Defect Adjustments                                14
        5.5  "As Is, Where Is" Purchase                            15
        5.6  Disposal of Materials, Substances and Wastes          15
        5.7  Buyer's Indemnity                                     15
        5.8  Seller's Indemnity                                    16
        5.9  Dispute Resolution                                    17
       5.10  Environmental Permits                                 17

ARTICLE 6    SELLER'S REPRESENTATIONS AND WARRANTIES               18
        6.1  Organization and Standing                             18
        6.2  Power                                                 18
        6.3  Authorization and Enforceability                      18
        6.4  Liability for Brokers' Fees                           18
        6.5  No Bankruptcy                                         19
        6.6  Litigation                                            19
        6.7  Taxes                                                 19
        6.8  Tax Partnerships                                      19
        6.9  Agreements                                            19
       6.10  Prepayments                                           19
       6.11  Hydrocarbon Sales Contracts                           19
       6.12  Hedging Arrangements                                  19
       6.13  Preferential Rights to Purchase                       19
       6.14  Third-Party Consents                                  20
       6.15  Leases                                                20
       6.16  Surface Use Agreements                                20
       6.17  Restrictions on Production                            20
       6.18  Compliance With Laws                                  20
       6.19  Operations                                            20
       6.20  Environmental                                         20
       6.21  Wells                                                 20
       6.22  Records                                               20
       6.23  Liens and Encumbrances                                20
       6.24  Public Utility Holding Company                        21
       6.25  No Representation                                     21

ARTICLE 7    BUYER'S REPRESENTATIONS AND WARRANTIES                21
        7.1  Organization and Standing                             21
        7.2  Power                                                 21
        7.3  Authorization and Enforceability                      21

                                    -ii-

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        7.4  Liability for Brokers' Fees                           21
        7.5  No Bankruptcy                                         21
        7.6  Litigation                                            22
        7.7  Purchase Price                                        22
        7.8  Financial Statements                                  22

ARTICLE 8    KLT'S REPRESENTATIONS AND WARRANTIES                  22
        8.1  Organization and Standing                             22
        8.2  Power                                                 22
        8.3  Authorization and Enforceability                      22
        8.4  Financial Statements                                  22

ARTICLE 9    PRE-CLOSING OBLIGATIONS                               23
        9.1  Operations Prior to Closing                           23
        9.2  Legal Status                                          23
        9.3  Notices of Claims                                     23
        9.4  Compliance with Laws                                  23
        9.5  Bonding; Insurance                                    23
        9.6  Government Reviews and Filings                        23
        9.7  Data and Information                                  24
             a.  Confidentiality                                   24
             b.  Return of Information                             24
             c.  Seller's Remedies                                 24
             d.  Confidentiality Agreement Superseded              24

ARTICLE 10   TAX MATTERS                                           25
       10.1  Taxes                                                 25
             a.  Apportionment of Ad Valorem and Property Taxes    25
             b.  Sales Taxes                                       25
             c.  Other Taxes                                       25

ARTICLE 11   CONDITIONS TO CLOSING                                 25
       11.1  Buyer's Conditions                                    25
             a.  Representations and Warranties                    25
             b.  Seller's Officer's Certificate                    26
             c.  No Action                                         26
             d.  Title and Environmental Defects                   26
             e.  Closing Documents                                 26
             f.  Consent to Assignment of the Material             26
                 Agreements
             g.  Hill Lease                                        26
             h.  KLT Guaranty                                      26
             i. Wyoming Fuel and North Central Stock Sale and 26 Purchase Agreements

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       11.2  Seller's Conditions                                   26
             a.  Representations and Warranties                    27
             b.  Buyer's Officer's Certificate                     27
             c.  No Action                                         27
             d.  Title and Environmental Defects                   27
             e.  Closing Documents                                 27

ARTICLE 12   RIGHT OF TERMINATION AND ABANDONMENT                  27
       12.1  Termination                                           27
       12.2  Liabilities Upon Termination                          27
             a.  Buyer's Default                                   27
             b.  Seller's Default                                  28
             c.  Other Termination                                 28

ARTICLE 13   CLOSING                                               28
       13.1  Date of Closing                                       28
       13.2  Place of Closing                                      28
       13.3  Closing Obligations                                   28
             a.  Assignment, Bill of Sale and Conveyance           28
             b.  Preliminary Settlement Statement                  28
             c.  Purchase Price                                    29
             d.  Seller's Officer's Certificate                    29
             e.  Buyer's Officer's Certificate                     29
             f.  Letters-in-Lieu                                   29
             g.  Change of Operator                                29
             h.  Possession                                        29

ARTICLE 14   POST-CLOSING OBLIGATIONS                              29
       14.1  Post-Closing Adjustments                              29
       14.2  Dispute Resolution                                    29
       14.3  Records                                               30
       14.4  Transfer Taxes and Recording Fees                     30
       14.5  Further Assurances                                    30

ARTICLE 15   ASSUMPTION AND RETENTION OF OBLIGATIONS AND           30
             INDEMNIFICATION
       15.1  Buyer's Assumption of Liabilities and Obligations     30
       15.2  Seller's Retention of Liabilities and Obligations     30
       15.3  Indemnification                                       31
             a.  Seller's Indemnification of Buyer                 31
             b.  KLT Guaranty                                      31
             c.  Buyer's Indemnification of Seller                 31
       15.4  Procedure                                             31
             a.  Coverage                                          31
             b.  Claim Notice                                      31

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             c.  Information                                       32
             d.  Dispute                                           32
       15.5  No Insurance; Subrogation                             33
       15.6  Reservation as to Non-Parties                         33

ARTICLE 16   MISCELLANEOUS                                         33
       16.1  Exhibits                                              33
       16.2  Expenses                                              33
       16.3  Notices                                               33
       16.4  Amendments                                            34
       16.5  Assignment                                            34
       16.6  Reservation of Right to Qualify under Section 29      34
             of the Code
       16.7  Hart-Scott-Rodino Act                                 35
       16.8  Announcements                                         35
       16.9  Headings                                              35
      16.10  Counterparts                                          35
      16.11  References                                            35
      16.12  Governing Law                                         35
      16.13  Entire Agreement                                      35
      16.14  Binding Effect                                        35
      16.15  Survival                                              35
      16.16  No Third-Party Beneficiaries                          36
      16.17  Limitation on Damages                                 36
      16.18  Severability                                          36

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                             EXHIBITS

                                                     SECTION
EXHIBIT         DESCRIPTION                       WHERE DEFINED

A-1     Fee Interests                             1.2.a

A-2     Leases                                    1.2.a

A-3     Term Royalty Interest                     1.2.a

B       Wells and Allocated Values                1.2.b, 2.5

C       Material Agreements                       1.2.d

D       Claims and Litigation                     6.6

E       Form of KLT's Guaranty Agreement          8.2

F       Seller's Officer's Certificate            11.1.b

G       Buyer's Officer's Certificate             11.2.b

H       Form of Assignment, Bill of Sale and      13.3.a
        Conveyance

                    PURCHASE AND SALE AGREEMENT


     THIS PURCHASE AND SALE AGREEMENT ("AGREEMENT"), dated October 13, 2000, is by and between Apache Canyon Gas, L.L.C., a Delaware limited liability company, whose address is 10740 Nall, Suite 230, Overland Park, Kansas 66211 ("SELLER"), KLT Inc., a Missouri corporation, whose address is 10740 Nall, Suite 230, Overland Park, Kansas 66211 ("KLT") and Barrett Resources Corporation, a Delaware corporation, whose address is 1550 Arapahoe Street, Tower 3, Suite 1000, Denver, Colorado 80202 ("BUYER").


                             RECITALS

     A. Seller is the owner of certain real and personal property interests in Las Animas County, Colorado (the "ASSETS").

     B. Seller owns and desires to sell the Assets to Buyer upon the terms and conditions set forth in this Agreement, and Buyer desires to purchase the Assets upon the terms and conditions set forth in this Agreement.

     C. KLT joins in this Agreement to provide the representations and warranties set forth in Sections 8.1 through
8.4 and guarantee the post-closing obligations undertaken by Seller in Sections 2.4, 5.8 and 15.3.


                             AGREEMENT

     In consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

                             ARTICLE 1
                         PURCHASE AND SALE

     1.1 PURCHASE AND SALE. Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase and receive from Seller, the Assets defined below.

     1.2 ASSETS. The Assets are all of Seller's right, title and interest in and to the following real and personal property interests located in Las Animas County, Colorado:

          a. The lands described in EXHIBIT A-1, including all surface interests and mineral interests (the "FEE INTERESTS"); the oil and gas leases and all leasehold estates created thereby (including working interests, overriding royalty interests, royalty interests and all other interests therein, whether described or not) described in EXHIBIT A-2 (the "LEASES"); the term royalty interest described in Exhibit A-3 (the "TERM ROYALTY INTEREST"); and all oil, gas, coalbed methane, and all other hydrocarbons, whether liquid or gaseous, (the "HYDROCARBONS") in, on or under or that may be produced from the lands covered by the Fee


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Interests, Leases and Term Royalty Interest (the "LANDS") after the Effective Time, and all other minerals of whatever nature in, on or under the Fee Interests, Leases and Lands.

          b. The oil and gas wells located on the Fee Interests, Leases and Lands, or lands pooled or unitized therewith which include the oil and gas wells described in EXHIBIT B (the
"WELLS"), all injection and disposal wells on the Fee Interests, Leases or Lands, and all personal property and equipment associated with the Wells as of the Closing Date.

          c. The rights, to the extent transferable, in and to all existing and effective unitization and pooling agreements, declarations, designations and orders, to the extent that they relate to or affect any of the interests described in 1.2.a and 1.2.b or the post-Effective Time production of Hydrocarbons from the Fee Interests, Leases and Lands.

          d. The rights, to the extent transferable, in and to Hydrocarbon sales, purchase, gathering, firm and interruptible transportation and processing contracts, including (i) Firm Transportation Service Agreement, designated Contract #33053000, dated July 6, 1994 between Colorado Interstate Gas Company ("CIG") and Meridian Oil Inc., as amended, and (ii) Firm Transportation Service Agreement, designated Contract No. 33257000, dated May 1, 2000 between CIG and Seller ((i) and (ii) collectively referred to as the "CIG CONTRACTS"); the agreements described on EXHIBIT C (the "MATERIAL AGREEMENTS"); operating agreements, partnership agreements, farmout agreements and all other contracts, agreements and instruments appurtenant to or used in connection with the ownership or operation of the Fee Interests, Leases and Lands.

          e. All of the personal property, equipment, fixtures, improvements, permits, licenses (including Federal Communication Commission Radio Station License No. 200005R469137 issued May 11, 2000 and associated radio tower), approvals, servitudes, rights-of-way, easements, surface use agreements, surface leases and other surface rights (including, but not limited to, any wells, tanks, injection facilities) to the extent that they are located on the Assets or held by Seller in connection with the operation of the Assets (specifically including, but not limited to, the WESTON EASEMENT AND GATHERING LINE which is described on Exhibit A-4), as of the Closing Date, and all contract rights related thereto, with the exception of the Excluded Properties described in Section 1.3.

          f. All gathering lines, compressors, dehydration, metering and all other equipment or facilities related to the gathering lines located on the Lands or used in connection with the gathering, compression, dehydration or metering of Hydrocarbons produced from the Lands, including, but not limited to, such equipment and facilities located on the WESTON TRACT described on Exhibit A-4.

          g. All files, records, data and information relating to the items described in Sections 1.2.a through 1.2.f maintained by Seller (the "RECORDS"), including, without limitation, well, lease and land files, abstracts, title opinions, all electronic files, and seismic, geologic and other scientific data related to the Fee Interests, Leases, Term Royalty Interest or Lands, but, as to seismic, geologic or other scientific data, only to the extent such data is not restricted from disclosure or transfer by confidentiality agreements as of the Effective Time.

     1.3 EXCLUDED PROPERTIES. All of Seller's right, title and interest in the following (collectively, the "EXCLUDED
PROPERTIES") are excepted and excluded from this Agreement:

          a. Seller's hedging, price risk management or similar financial agreements, transactions or arrangements (the "HEDGING
CONTRACTS");

          b. (i) all trade credits, gathering credits, accounts receivable, notes receivable and other receivables attributable to Seller's interest in the Assets with respect to any period of time prior to the Effective Time, and (ii) all deposits, cash, checks in process of collection, cash equivalents and funds attributable to Seller's interest in the Assets with respect to any period of time prior to the Effective Time;

          c. all corporate, financial, tax and legal (other than title) records of Seller, however, Buyer shall be entitled to receive copies of any financial, tax or legal records which directly relate to the Assets; PROVIDED, HOWEVER, that Buyer's said entitlement shall not extend to any records whose disclosure may expose Seller to any possible claim of breach of privilege or confidentiality under any agreement or under federal or state laws;

          d. except as otherwise provided in this Agreement, all claims and causes of action of Seller (i) arising from acts, omissions or events, or damage to or destruction of property, occurring prior to the Effective Time, or (ii) with respect to any of the Excluded Properties;

          e. with respect to all periods prior to the Effective Time, and to the extent provided in Section 4.5 with respect to periods on and after the Effective Time, all rights, titles, claims and interests of Seller (i) under any policy or agreement of insurance or indemnity, (ii) under any bond or (iii) to any insurance or condemnation proceeds or awards;

          f. except as provided in Section 2.3.d.i., all (i) Hydrocarbons produced from or attributable to the Assets with respect to all periods prior to the Effective Time, together with all proceeds from or of such Hydrocarbons, and (ii) Hydrocarbons which, at the Effective Time, are owned by Seller or to which Seller has title and are in storage, or in pipelines;

          g. Seller's share of any and all claims, as well as Seller's claims, for refund of or loss carry forwards with respect to (i) federal, state and local, sales and use, excise, production, severance, gross receipts, payroll, withholding or other taxes attributable to any period prior to the Effective Time; (ii) ad valorem and property taxes measured by production occurring prior to the Effective Time; and (iii) federal, state and local income or franchise taxes, attributable to any period prior to the Effective Time;

          h. all amounts due or payable to Seller as adjustments or refunds under any audit pertaining to periods prior to the Effective Time;

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          i.   all amounts due or payable to Seller as adjustments
or refunds under any contracts or agreements respecting periods prior to the Effective Time;

          j. all amounts due or payable to Seller as adjustments to insurance premiums with respect to any period prior to the Effective Time;

          k. all proceeds, benefits, income or revenues accruing (and any security or other deposits made) with respect to (i) the Assets prior to the Effective Time or (ii) any Excluded
Properties;

          l. all vehicles such as trailers, automobiles, tractors and trucks and personal property on such vehicles;

          m. any logo, service mark, copyright, trade name or trademark associated with Seller or any business of Seller;

          n. all files, information and data expressly excluded from the definition of "Records";

          o. all supplies, equipment, pipe, tools, and all other personal property located, as of the Closing Date, at the Apache
Canyon Yard located in the E 1/2 Section 35, T.33 S., R.67 W., 6th
P.M..;

          p.   Electric Service Agreement, WO#98-1490, with San
Isabell Electric Association, Inc.;

          q. Line Extension Contract and Agreement for Permanent Electric System, dated June 10, 1997, with San Isabell Electric
Association, Inc.;

          r.   Antenna site lease between Seller and Shenandoah
Energy Inc.;

          s.   DACCMaster System software license; and

          t.   Surface Use Agreement between Nancy Rosell and
Sally Hurtado, and Seller.

     1.4 EFFECTIVE TIME. The purchase and sale of the Assets shall be effective as of October 1, 2000, at 7:00 a.m. Mountain
Time (the "EFFECTIVE TIME").

                             ARTICLE 2
                          PURCHASE PRICE

     2.1 PURCHASE PRICE. The Purchase Price for the Assets shall be $52,900,000.00 (the "PURCHASE PRICE"). At Closing, Buyer shall pay Seller the Purchase Price as adjusted as provided in Sections
2.2 and 2.3 below, by wire transfer of immediately available funds. For purposes of this Agreement, the allocated value of the Assets shall be as set forth in EXHIBIT B.

     2.2 DEPOSIT. Buyer will deposit, on or before October 13, 2000, $5,000,000 with Seller as a deposit (the "DEPOSIT"), to be held by Seller and either (i) applied against the Purchase Price (without interest) in the event the Closing is consummated, (ii) returned to Buyer (without interest) if Seller refuses to close after all conditions specified in Section 11.2 have been satisfied or waived and Buyer certifies to Seller in writing that it is ready, willing and able to perform under Section 13.3, or (iii) retained by Seller if all conditions specified in Section 11.1 have been satisfied and Seller certifies to Buyer in writing that Seller is ready, willing and able to perform under Section 13.3.

     2.3 ADJUSTMENTS TO PURCHASE PRICE. The Purchase Price shall be adjusted as follows:

          a. UPWARD ADJUSTMENTS TO THE PURCHASE PRICE. The Purchase Price shall be adjusted upward by the amount of all actual costs and expenses attributable to the Assets and incurred with respect to an event or activity occurring subsequent to the Effective Time and paid by Seller, including capital expenses, lease rentals, lease maintenance costs, royalties, water disposal charges, surface damages and/or rental expenses, Taxes (as that term is defined in Article 10), drilling expenses, workover expenses, geological, geophysical and other exploration expenditures that are attributable to the maintenance and operation of the Assets, but, as to overhead charges, limited to those overhead charges incurred under the terms of the Contract Operator Agreement between GeoMet Operating Company, Inc. and KLT Gas Inc. dated December 19, 1999, effective May 1, 1999 (the "PROPERTY EXPENSES"). The Purchase Price shall be adjusted upward by the proceeds of production occurring before the Effective Time and received by Buyer, net of royalties and taxes measured by production, plus an amount equal to production from the Assets that occurred before the Effective Time but, because such production is in pipelines or in processing, had not been sold as of the Effective Time, times the price for which production from the Assets was sold immediately prior to the Effective Time. To the extent that there are any pipeline imbalances, if the net of such imbalances is an overdelivery imbalance (that is, at the Effective Time, Seller has delivered more gas to the pipeline than the pipeline has redelivered for Seller), the Purchase Price shall be adjusted upward by the first-of-the month price of spot gas delivered to pipelines for Colorado Interstate Gas Company (Rocky Mountains) as reported in Inside F.E.R.C.'s GAS MARKET REPORT for the month in which the Effective Time occurs times the net overdelivery imbalance in MMbtus. In the event such publication shall cease to be published, the parties shall select a comparable publication.

          b. DOWNWARD ADJUSTMENTS TO THE PURCHASE PRICE. The Purchase Price shall be adjusted downward by the amount of all Property Expenses that remain unpaid by Seller and that have been paid by Buyer, that are incurred with respect to an event or activity occurring prior to the Effective Time, and an amount equal to the sum of all adjustments provided for in this Agreement for Title Defects, Environmental Defects, and Casualty Losses (as those terms are hereinafter defined). The Purchase Price shall be adjusted downward by the proceeds of production occurring on or after the Effective Time and received by Seller, net of royalties and taxes measured by production. To the extent that there are any pipeline imbalances, if the net of such imbalances is an underdelivery imbalance (that is, at the Effective Time, Seller has delivered less gas to the pipeline than the pipeline has redelivered for Seller), the Purchase Price shall be adjusted downward by the first-of-the-month price of spot gas delivered to pipelines for Colorado Interstate Gas Company (Rocky Mountains) as reported in Inside F.E.R.C.'s GAS MARKET REPORT for the month in which the Effective Time occurs times the net underdelivery imbalance in MMbtus. In the event such publication shall cease to be published, the parties shall select a comparable publication.

          c. PRELIMINARY SETTLEMENT STATEMENT. The Purchase Price shall be adjusted at Closing pursuant to the "PRELIMINARY SETTLEMENT STATEMENT" prepared by Seller and submitted to Buyer three Business Days prior to the Closing Date for Seller's comment
and review.    "BUSINESS DAY" means a day on which commercial
banks located in Denver, Colorado are open for business. The Preliminary Settlement Statement shall set forth all Purchase Price adjustments and associated calculations but only to the extent the adjustments provided for in Sections 2.3.a. and 2.3.b. are known at the time the Preliminary Settlement Statement is prepared, with the resulting amount being called THE "CLOSING AMOUNT."

          d. FINAL SETTLEMENT STATEMENT. After Closing, the Purchase Price shall be adjusted pursuant to a "FINAL SETTLEMENT STATEMENT" prepared by Seller and delivered by Seller to Buyer on or before 120 days following the Closing Date, setting forth each adjustment or payment that was not finally determined as of the Closing and showing the calculation of such adjustment and the resulting Purchase Price. On or before 15 Business Days after Buyer's receipt of Seller's proposed Final Settlement Statement, Buyer shall deliver to Seller a "written report" containing Buyer's proposed changes to the Final Settlement Statement. The parties shall agree with respect to the changes proposed by Buyer no later than 15 Business Days after receipt of Buyer's "written report," and the date on which the Final Purchase Price is
established shall be called the "FINAL SETTLEMENT DATE."   Any
payments due from one party to the other as a result of the Final Settlement Statement shall be made within five days of the Final Settlement Date.

               i.   In addition to the foregoing, the Final
Settlement Statement shall provide for the following: (x) the Gross Revenues from sales of natural gas produced from the Assets during the period from 7:00 a.m. on July 1, 2000 through 6:59 a.m. on October 1, 2000 shall be reduced by all royalty payments and other lease burdens in existence on July 1, 2000, and appearing of record in Las Animas County, Colorado, or in the Records made available to Buyer prior to the date of this Agreement, Taxes, gathering charges, lease operating expenses, and capital expenditures related to such production. "GROSS REVENUES" are the actual proceeds from natural gas production from the Assets during such period. (y) If the net amount from (x) exceeds $600,000, the Purchase Price will be adjusted downward by the amount of such excess.

     2.4  GAS PRICE ADJUSTMENT TO PURCHASE PRICE.

          a. GENERAL. In addition to the Purchase Price adjustments described in Section 2.3, an additional adjustment to the Purchase Price, in accordance with this Section 2.4, shall be made as of January 1, 2003, based on the Benchmark Price (hereinafter defined), as determined in accordance with this
Section 2.4. "BENCHMARK PRICE" shall mean the "fixed" natural gas price, expressed in MMbtus, quoted by a Designated Market-Maker

(hereinafter defined), acting in a commercially reasonable manner, for a fixed/floating forward swap for a notional quantity of 10,000 MMbtu per day with monthly settlements and having a term of 5 years that such Designated Market-Maker would be willing to enter into on January 1, 2003 with a creditworthy counterparty and with a floating price based upon Inside F.E.R.C.'S GAS MARKET REPORT for the first of the month delivered to pipeline index for "Colorado Interstate Gas Company -- Rocky Mountains" (the "RELEVANT INDEX"). If the Relevant Index no longer exists on January 1, 2003, then such Index shall be replaced by an index that, in the commercially reasonable opinion of the Designated Market-Maker, most accurately reflects the fair market value of natural gas delivered in the Rocky Mountain region during such 5-year period. "DESIGNATED MARKET-MAKER" shall mean one of the following entities (or the affiliate of such an entity, whose primary business is in the making of markets for swaps and other derivatives or like natural gas price risk management products):
Bank One, NA; J. Aron (Goldman Sachs); Enron Corporation; Bankers Trust; and Bank of America.

          b. DETERMINATION OF BENCHMARK PRICE. On the last Business Day of 2002, between 2:15 p.m. and 3:00 p.m. Central Standard Time, Buyer and Seller shall each obtain a written quote (which shall indicate the time such quote was given on the face of such writing) from a Designated Market-Maker that will serve as the basis for the Benchmark Price. By not later than the end of such Business Day, each party shall have transmitted a copy of the written quote to the other party. The Benchmark Price shall then be determined by taking the arithmetical average of the Buyer's quote and the Seller's quote. If either party fails timely to obtain such written quote, and/or to timely provide it to the other party, then the Benchmark Price shall be determined solely on the basis of the quote obtained by the party who timely (i) obtained such quote and (ii) provided it to the other party. If both parties fail to timely (i) obtain such quote and (ii) provide such quote to the other party, then Buyer and Seller shall endeavor to obtain such quote and provide such quote to the other party on the first Business Day of 2003, until such quote has been timely obtained and provided to the other party by at least one of the parties.

          c. AMOUNT OF GAS PRICE ADJUSTMENT TO PURCHASE PRICE. The following chart sets forth (i) the amount of any post-closing purchase price adjustment payable under this Section 2.4, (ii) the party to whom such payment is to be made and (iii) the relevant Benchmark Price to be used in determining the amount of such payment, and the party to whom such payment shall be due:



       BENCHMARK PRICE      PARTY RECEIVING       AMOUNT OF
         (PER MMBTU)            PAYMENT            PAYMENT

      (less than or              Buyer           $5 million
      equal to) $2.56

      (greater than)             Seller          $1 million
      $2.56 but (equal
      to or less than)
      $2.66

      (greater than)             Seller          $2 million
      $2.66 but (equal
      to or less than)
      $2.77

      (greater than)             Seller          $3 Million
      $2.77 but (equal
      to or less than)
      $2.87

       BENCHMARK PRICE      PARTY RECEIVING       AMOUNT OF
         (PER MMBTU)            PAYMENT            PAYMENT

      (greater than)             Seller          $4 million
      $2.87 but (less
      than) $2.97

      (equal to or               Seller          $5 million
      greater than)
      $2.97 but (less
      than) $3.07

      $3.07 or higher            Seller          $6 million

          d. PAYMENT OF PURCHASE PRICE ADJUSTMENT. The purchase price adjustment calculated in accordance with Section 2.4.c above, shall be paid to the appropriate party, as determined in accordance with Section 2.4.c, in immediately available funds by not later than January 31, 2003. Past due payments shall bear interest until paid at the lesser of (i) the Reference Rate (defined below) or (ii) the highest rate permitted by applicable law. "REFERENCE RATE" shall mean the rate announced by Bank One, NA, as the rate it charges to its most favored commercial customers. It is specifically understood and agreed that all payments under this Section 2.4 shall be determined solely on the basis of the Benchmark Price, without reference to any other factors, including but not limited to any quantities of Hydrocarbons that shall have been produced, or that may be producible from, the Assets.

          e. KLT GUARANTY AGREEMENT. KLT agrees to guarantee any and all post-closing purchase price adjustments in favor of Buyer payable under Section 2.4, and execute and deliver to Buyer a Guaranty Agreement substantially in the form of Exhibit E.

     2.5 ALLOCATED VALUES. Seller and Buyer agree to allocate the Purchase Price among the Assets as set forth in EXHIBIT B ("ALLOCATED VALUES"). Seller and Buyer agree that the Allocated Values have been made in accordance with the fair market value of the Assets and shall apply for the purpose of Section 1060 of the Internal Revenue Code of 1986 (as amended and together with any regulations promulgated thereunder, the "CODE"). Seller and Buyer agree (and each agrees to cause its affiliates) to report the federal, state and local income and other tax consequences of the transaction contemplated herein, and in particular to report the information required under Section 1060(b) of the Code in a manner consistent with the Allocated Values. Seller and Buyer further agree (and each agrees to cause its affiliates) to not take any tax position inconsistent with the Allocated Values in connection with the examination of tax returns, refund claims or litigation, investigations or other proceedings involving tax returns.

                             ARTICLE 3
                       DUE DILIGENCE REVIEW

     3.1  ACCESS TO RECORDS.  Prior to Closing and subject to
Section 9.7, Seller will disclose and make available to Buyer and its representatives at Seller's office and at the offices of Seller's representatives and during Seller's normal business hours, all Records in Seller's possession or control relating to the Assets for the purpose of permitting Buyer to perform its due diligence review including, but not limited to, all well, lease, unit and title files and title opinions. Seller agrees to cooperate with Buyer in Buyer's efforts to obtain, at Buyer's sole expense, such additional information relating to the Assets as Buyer may reasonably request. Seller is not required to provide records or data which Seller is prevented by contractual obligations with third parties from disclosing.

     3.2 NO REPRESENTATION OR WARRANTY. Except as to the Material Agreements, Seller makes no representation or warranty as to the accuracy or completeness of the Records. Buyer agrees that any conclusions drawn from the Records shall be the result of its own independent review and judgment and shall not be based on interpretations or analysis in Seller's files.


                             ARTICLE 4
                           TITLE MATTERS

     4.1  DEFENSIBLE TITLE.   The term "DEFENSIBLE TITLE" means
such title of Seller in and to the Assets, as reflected in the real property records of Las Animas County as of the Closing Date, that, subject to and except for the Permitted Encumbrances: (i) entitles Seller to receive not less than the net revenue interest described on EXHIBIT B ("NRI"); (ii) obligates Seller to bear costs and expenses relating to the Assets in an amount not greater than the working interest described on EXHIBIT B ("WI"); and (iii) is free and clear of material liens, taxes, encumbrances, mortgages, claims and production payments and any defects that would create a material impairment of use and enjoyment of or loss of interest in the affected Asset.

     4.2  PERMITTED ENCUMBRANCES.  The term "PERMITTED
ENCUMBRANCES" shall mean:

          a.   lessors' royalties reflected in Seller's records.

          b. all rights to consent by, required notices to, filings with, or other actions by federal, state and local governmental entities in connection with the operation of the Assets if the same are customarily obtained subsequent to such transfer of operations;

          c. the provisions of all Material Agreements set out in Exhibit C;

          d. materialmen's, mechanics', repairmen's, employees', contractors', operators' or other similar liens or charges arising in the ordinary course of business incidental to construction, maintenance or operation of the Assets (i) if they have not been filed pursuant to law and the time for filing them has expired,
(ii) if filed, they have not yet become due and payable or payment is being withheld as provided by law, or (iii) if their validity is being contested in good faith by appropriate action;

          e. rights reserved to or vested in any municipality or governmental, statutory or public authority to control or regulate any of the Assets; and all applicable laws, rules, regulations and orders of general applicability in the area;

          f. any (i) easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, pipelines, grazing, hunting, fishing, logging, canals, ditches, reservoirs, or the like, or (ii) easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other similar rights-of-way, on, over, or in respect of property owned or leased by Seller or over which Seller owns rights-of-way, easements, permits, or licenses that are of record in Las Animas County, Colorado or that are disclosed in Records made available to Buyer prior to the date of this Agreement, to the extent such matters, individually or in the aggregate, do not interfere materially with oil and gas operations on the Assets;

          g. all defects and irregularities affecting title to the Assets which individually or in the aggregate do not operate to reduce the net revenue interest, nor increase the working interest (unless Seller's net revenue interest is increased proportionately) of Seller in the Assets as reflected in Exhibit "B" hereto or otherwise interfere materially with the operation, value or use of the Assets; and

          h. any encumbrance, title defect or matter (whether or not constituting a Title Defect) waived or deemed waived by Buyer pursuant to Section 4.4.a.

     4.3  TITLE DEFECT.  The term "TITLE DEFECT" means:

          a. Any encumbrance, encroachment, irregularity, defect in or objection to real property title, excluding Permitted Encumbrances, that alone or in combination with other defects renders title to an Asset less than Defensible Title;

          b.   Surface use restrictions which burden the Fee
Interests or contained in any Lease that would be unacceptable to a prudent oil and gas operator, undertaking a coalbed methane or any other oil and gas development project;

          c. Rights of third parties (including, but not limited to, rights of the owners of the surface estate or mineral estate other than oil and gas in the Lands) which could interfere with operations for the exploration, development and production of Hydrocarbons within a time that would be acceptable to a prudent operator;

          d. Sales contracts or calls on production or options to purchase production or similar rights with respect to the Assets or the production therefrom with the exception of Material
Agreements; and

          e. Gathering, compression, treating or transportation agreements with respect to the Assets or the production therefrom with the exception of Material Agreements.

     4.4  ADJUSTMENTS FOR TITLE DEFECTS.

          a. NOTICE OF TITLE DEFECTS. Buyer shall deliver to Seller a written "NOTICE OF TITLE DEFECTS" on or before October 16, 2000, 5:00 p.m. Mountain Time. The Notice of Title Defects shall (i) describe the Title Defect, (ii) describe the basis of the Title Defect along with supporting documents reasonably necessary for Seller to verify the existence of such

Title Defect and (iii) describe Buyer's good faith estimate of the reduction in the Assets' Allocated Value caused by the Title Defect (the "DEFECT VALUE") and associated calculations and documentation. Other than matters which are violative of Seller's special warranty set out in EXHIBIT H, any matters not described in a written Notice of Title Defect as provided above shall conclusively be deemed to have been waived and accepted by Buyer, and shall be deemed Permitted Encumbrances hereunder.

          b. DEFECT ADJUSTMENTS AND THRESHOLDS. The parties shall proceed as follows:

               i. Seller shall have the option of attempting to cure such Title Defects to the satisfaction of Buyer on or before the Closing Date, which option shall be communicated to Buyer no later than 5:00 p.m. Mountain Time on October 18, 2000;

               ii. Seller may contest the Defect Value by so notifying Buyer. If Buyer and Seller are unable to agree on the Defect Value (agreement shall result in the "ACTUAL DEFECT VALUE"), then Seller or Buyer may submit such Defect Value dispute to a mutually agreeable, duly licensed, petroleum engineering, geological, or accounting firm, in accordance with the expertise required to determine the Actual Defect Value, which firm shall determine the Actual Defect Value and such determination shall be final and binding upon Seller and Buyer. The fees charged by said firm for making a determination under this Section 4.4.b.ii.
shall be paid one-half by Buyer and one-half by Seller.

               iii. If Seller does not elect to cure or is unable to cure such Title Defects to the satisfaction of Buyer on or before the Closing Date or such later date as is mutually agreed to by the parties, Buyer shall have the option to either accept assignment of the Asset affected by such Title Defect, and the Purchase Price shall be adjusted downward by the Defect Value or Actual Defect Value, as applicable, or to exclude such Asset from this Agreement (collectively, the "EXCLUDED ASSETS"). If Buyer elects to exclude such Assets, the Purchase Price shall be adjusted downward by an amount equal to the Allocated Value of the Excluded Assets;

               iv. There shall be no reduction to the Purchase Price under Section 4.4.b.iii unless Seller's share of a proposed reduction as to any single incident exceeds $50,000.00; this shall be determined on an incident by incident basis. In addition, if Seller's share of the proposed reduction under Section 4.4.b.iii as to any single incident exceeds $50,000.00, there shall be no reduction to the Purchase Price until such time as the total of these excess amounts (over $50,000.00) exceeds $500,000.00 (the "TITLE THRESHOLD AMOUNT") but, in such event, the Purchase Price reduction shall be inclusive of the Title Threshold Amount. For the purposes of application of the foregoing thresholds, "single incident" shall be applicable on a well by well basis.

     4.5  CASUALTY LOSS.

          a. DEPLETION AND DEPRECIATION OF PERSONAL PROPERTY. Buyer shall assume all risk of loss with respect to, and any change in the condition of, the Assets from the Effective Time until Closing for production of oil, gas and/or other hydrocarbons through depletion (including the watering-out of any well, collapsed casing or sand infiltration of any well) and the depreciation of personal property due to ordinary wear and tear.

          b. TERMINATION. If after the Effective Time and prior to the Closing any part of the Assets shall be destroyed by fire or other casualty or if any part of the Assets shall be taken in condemnation or under the right of eminent domain or if proceedings for such purposes shall be pending or threatened, Buyer has the option to terminate this Agreement in its entirety. Upon Buyer's termination of this Agreement under this Section 4.5.b., Buyer shall be entitled to a refund of the Deposit. If not terminated by Buyer, this Agreement shall remain in full force and effect notwithstanding any such destruction, taking or proceeding or the threat thereof.

          c. PROCEEDS AND AWARDS. In the event of any loss described in Section 4.5.b., Seller shall either (i) at the Closing pay to Buyer all sums paid to Seller by reason of such destruction less any costs and expenses incurred by Seller in collecting same, or (ii) commit, use, or apply such sums (less any costs and expenses incurred by Seller in collecting same) to repair, restore or replace such damaged or taken Assets. To the extent the insurance proceeds, condemnation awards or other payments are not committed, used or applied by Seller prior to the Closing Date to repair, restore or replace such damaged or taken Assets, Seller shall at the Closing pay to Buyer all sums paid to Seller by reason of such destruction or taking, less any costs and expenses incurred by Seller in collecting same. In addition and to the extent such proceeds, awards or payments have not been committed, used or applied by Seller in repair, restoration or replacement as aforesaid, Seller shall assign, transfer and set over unto Buyer, without recourse against Seller, all of the right, title and interest of Seller in and to any claims against third parties with respect to the event or circumstance causing such loss and any unpaid insurance proceeds, condemnation awards or other payments arising out of such destruction or taking, less any costs and expenses incurred by Seller in collecting same. Any such funds which have been committed by Seller for repair, restoration or replacement as aforesaid shall be paid by Seller for such purposes or, at Seller's option, delivered to Buyer upon Seller's receipt from Buyer of adequate assurance and indemnity from Buyer that Seller shall incur no liability or expense as a result of such commitment. Notwithstanding anything to the contrary in this Section 4.5, Seller shall not be obligated to carry or maintain, and shall have no obligation or liability to Buyer for its failure to carry or maintain, any insurance coverage with respect to any of the Assets except as provided in Sections 9.1(iv) and 9.5.

     4.6 DISPUTE RESOLUTION. The parties agree to resolve disputes concerning the following matters pursuant to this Section 4.6: (i) the existence of a Title Defect, and (ii) the adequacy of Title Defect curative materials submitted pursuant to Section 4.4.b (collectively, the "DISPUTED TITLE MATTERS"). The parties agree to attempt to initially resolve all disputes through good-faith negotiations. If the parties cannot resolve such disputes on or before 20 Business Days after Closing, the Disputed Title Matters shall be submitted to binding arbitration in accordance with the procedures set forth in Section 15.4.d.

                             ARTICLE 5
                       ENVIRONMENTAL MATTERS

     5.1 DEFINITIONS. For the purposes of the Agreement, the following terms shall have the following meanings:

          "ENVIRONMENTAL DEFECT" means a condition in, on or under the Assets (including, without limitation, air, land, soil, surface and subsurface strata, surface water, ground water, or sediments) that causes an Asset to be in material violation of an Environmental Law or a condition that can reasonably be expected to give rise to costs or liability under applicable Environmental Laws. NORM contaminated pipe, tubing and wellheads shall not be an Environmental Defect. Notwithstanding any other provision of this Agreement, any matter or condition related to Pit #3414 or to a vent stack or wellbore listed on Exhibit B but which did not commercially produce Hydrocarbons in 2000 prior to the Effective Time, shall not be considered an Environmental Defect. The foregoing exception does not apply to a vent stack or wellbore that is not listed on Exhibit B.

          "ENVIRONMENTAL LAW" means any statute, rule, regulation, code or order, issued by any federal, state, or local governmental entity in effect on or before the Effective Time (collectively, "Laws") relating to the protection of the environment or the release or disposal of waste materials.

          "REMEDIATION" means actions taken to correct an Environmental Defect and "REMEDIATION COSTS" means the actual, or good faith estimates of the costs to conduct such remediation.

     5.2  SPILLS AND NORM.   Buyer acknowledges that in the past
there may have been spills of wastes, crude oil, produced water, or other materials (including, without limitation, any toxic, hazardous or extremely hazardous substances) onto the Lands. In addition, some production equipment may contain asbestos and/or Naturally Occurring Radioactive Material (hereinafter referred to as "NORM"). In this regard Buyer expressly understands that NORM may affix or attach itself to the inside of wells, materials and equipment as scale or in other forms, that said wells, materials and equipment located on the Lands or included in the Assets described herein may contain NORM and that NORM-containing material may have been buried or otherwise disposed of on the Lands. Buyer also expressly understands that special procedures may be required for the remediation, removal, transportation and disposal of asbestos or NORM from the Assets and Lands where such material may be found and that Buyer assumes all liability for or in connection with the assessment, containment, removal, remediation, transportation and disposal of any such materials, in accordance with all past, present or future applicable laws, rules, regulations and other requirements of any governmental or judicial entities having jurisdiction and also with the terms and conditions of all applicable leases and other contracts.

     5.3 ENVIRONMENTAL ASSESSMENT. Prior to Closing, Buyer may conduct an on-site inspection, environmental assessment and compliance audit of the Assets (an "ENVIRONMENTAL ASSESSMENT"). Seller shall provide Buyer with access to the Assets and to all information in Seller's possession or control pertaining to the environmental condition of the Assets, including, but not limited to, status or any environmental reports, permits, records and assessments in Seller's possession or control, and shall make available to Buyer all past or present personnel who would reasonably be expected to have knowledge or information regarding the environmental status or condition of the Assets. Buyer shall provide Seller prior written notice of any environmental inspections and tests, including sampling activities, and Buyer shall give Seller the opportunity to participate in all such inspections and tests. Buyer shall provide Seller, at no cost to Seller, all reports of environmental inspections and tests, provided that all such reports shall be deemed to be confidential between the parties and subject to Section 9.7. Buyer agrees to release, indemnify, defend, and hold harmless Seller against all Losses (as defined in Section 15.3) arising from or related to the activities of Buyer, its employees, agents, contractors and other representatives in connection with Buyer's Environmental Assessment regardless of the negligence or strict liability of Seller.

     5.4  ADJUSTMENTS FOR ENVIRONMENTAL DEFECTS.

          a.   NOTICE OF  ENVIRONMENTAL DEFECTS.   Buyer shall
provide Seller with written notice of any Environmental Defect which Buyer's Environmental Assessment reveals and will provide evidence thereof. Such notice and evidence shall be given on or before 5:00 p.m., Mountain Time, on October 16, 2000.

          b. DEFECT ADJUSTMENTS. The parties shall proceed as follows:

               i. Upon receipt of a notice of Environmental Defect, Seller may, at its sole election, either: (x) agree with Buyer on an adjustment to the Purchase Price, which adjustment shall reflect the cost to remediate such Environmental Defect; or
(y) in the event of the failure of the parties to come to agreement under (x), remove the affected Asset(s) from the Assets being conveyed and adjust the Purchase Price accordingly. In no event will Seller have any obligation to remediate any Environmental Defect unless Seller expressly agrees in writing to do so.

               ii. There shall be no reduction to the Purchase Price under Section 5.4.b.i unless Seller's share of a proposed reduction as to any single incident exceeds $50,000.00; this shall be determined on an incident by incident basis. In addition, if Seller's share of the proposed reduction under Section 5.4.b.i as to any single incident exceeds $50,000.00, there shall be no reduction to the Purchase Price until such time as the total of these excess amounts (over $50,000.00) exceeds $500,000.00 (the "ENVIRONMENTAL THRESHOLD AMOUNT") but, in such event, the Purchase Price reduction shall be inclusive of the Environmental Threshold Amount. For the purposes of application of the foregoing thresholds, "single incident" shall be applicable on a well by well basis.

               iii. If Seller and Buyer agree to an adjustment of the Purchase Price, said adjustment shall be made only for the net present value of the most cost effective means to achieve the remediation required by applicable federal, state or local law or other governmental or judicial directive and not for any other cost. In addition, if Seller and Buyer agree to an adjustment of the Purchase Price, Seller's indemnity in Section 5.8 shall not apply to the Assets for which an adjustment is made and Buyer agrees to accept all responsibility and liability for and indemnify Seller against the then-existing and future environmental condition of the Lands and Assets, including but not limited to, all existing and prospective claims, causes of action, fines, losses, costs and expenses, including, but not limited to, costs to cleanup or remediate in accordance with and to the extent required by applicable law or other directive. In the event Seller and Buyer cannot agree on the cost to remediate any Environmental Defect hereunder, the same shall be determined by a mutually acceptable environmental engineering consulting firm.

     5.5 "AS IS, WHERE IS" PURCHASE. Subject to Sections 5.4 and 5.8, Buyer shall acquire the Assets (including Assets for which a notice was given under Section 5.4 above) in an "AS IS, WHERE IS" condition and shall assume all risks that the Assets may contain waste materials (whether toxic, hazardous, extremely hazardous or otherwise) or other adverse physical conditions, including, but not limited to, the presence of unknown abandoned oil and gas wells, water wells, sumps, pits, pipelines or other waste or spill sites which may not have been revealed by Buyer's investigation. On and after the Effective Time, all responsibility and liability related to all such conditions, whether known or unknown, fixed or contingent, will be transferred from Seller to Buyer, except as provided in Section 5.8.

     5.6 DISPOSAL OF MATERIALS, SUBSTANCES AND WASTES. Buyer shall properly handle, remove, transport and dispose of any material, substance or waste (whether toxic, hazardous, extremely hazardous or otherwise) from the Assets or Lands (including, but not limited to, produced water, drilling fluids and other associated wastes), whether present before or after the Effective Time, in accordance with applicable local, state and federal laws and regulations. To the extent that the Lands are not sold in fee to Buyer, Buyer shall keep records of the types, amounts and location of materials, substances and wastes which are transported, handled, discharged, released or disposed onsite and offsite. When and if any Lease is terminated, Buyer shall take whatever additional testing, assessment, closure, reporting or remedial action with respect to the Assets or Lands as is necessary to meet any local, state or federal requirements directed at protecting human health or the environment in effect at that time.

     5.7  BUYER'S INDEMNITY.

          a. Subject to Section 5.8, Buyer shall indemnify, hold harmless, release and defend Seller from and against all damages, losses, claims, demands, causes of action, judgments and other costs (including but not limited to any civil fines, penalties, costs of assessment, clean-up, removal and remediation of pollution or contamination, and expenses for the modification, repair or replacement of facilities on the Lands) brought by any and all persons and any agency or other body of federal, state or local government, on account of any personal injury, illness or death, any damage to, destruction or loss of property, and any contamination or pollution of natural resources (including soil, air, surface water or groundwater) to the extent any of the foregoing directly or indirectly is caused by or otherwise involves any environmental condition of the Assets or Lands, whether created or existing before, on or after the Effective Time, including, but not limited to, the presence, disposal or release of any material (whether hazardous, extremely hazardous, toxic or otherwise) of any kind in, on or under the Assets or the Lands.

          b. Subject to Section 5.8, Buyer's indemnification obligations shall extend to and include, but not be limited to (i) the negligence or other fault of Seller, Buyer and third parties, whether such negligence is active or passive, gross, joint, sole or concurrent, (ii) Seller's or Buyer's strict liability, and
(iii) Seller's or Buyer's liabilities or obligations under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 9601 ET SEQ.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901 ET SEQ.), the Clean Water Act (33 U.S.C. Sections 466 ET SEQ.), the Safe Drinking Water Act (14 U.S.C. Sections 1401-1450), the Hazardous Materials Transportation Act (49 U.S.C. Sections 1801 ET SEQ.), the Toxic Substances Control Act (15 U.S.C. Sections 2601-2629), the Clean Air Act (42 U.S.C. Section 7401 ET SEQ.) as amended, the Clean Air Act Amendments of 1990 and all state and local laws and any replacement or successor legislation or regulation thereto. This indemnification shall be in addition to any other indemnity provisions contained in this Agreement, and it is expressly understood and agreed that any terms of this article shall control over any conflicting or contradicting terms or provisions contained in this Agreement.

     5.8  SELLER'S INDEMNITY.

          a. From the Closing Date through December 31, 2001, Seller shall indemnify, hold harmless, release and defend Buyer from and against all damages, losses, claims, demands, causes of action, judgments and other costs (including but not limited to any civil fines, penalties, costs of assessment, clean-up, removal and remediation of pollution or contamination, and expenses for the modification, repair or replacement of facilities on the Lands) brought by any and all persons and any agency or other body of federal, state or local government, on account of any personal injury, illness or death, any damage to, destruction or loss of property, and any contamination or pollution of natural resources (including soil, air, surface water or groundwater) to the extent any of the foregoing directly or indirectly is caused by or otherwise involves an Environmental Defect which was created or was in existence prior to the Effective Time and which constitutes a violation of applicable Environmental Laws in effect as of the Effective Time, including, but not limited to, the presence, disposal or release of any material (whether hazardous, extremely hazardous, toxic or otherwise) of any kind in, on or under the Assets or the Lands. In addition, and without limiting the foregoing, Seller's indemnity under this Section 5.8 shall include any Environmental Defects discovered by Buyer on or before December 31, 2001, provided Buyer shall provide Seller written notice of any such Environmental Defect on or before 5:00 p.m., Mountain Time, on December 31, 2001.

          b. Seller's indemnification obligations shall extend to and include, but not be limited to (i) the negligence or other fault of Seller and third parties (other than Buyer), whether such negligence is active or passive, gross, joint, sole or concurrent,
(ii) Seller's strict liability, and (iii) Seller's liabilities or obligations under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 9601 ET SEQ.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901 ET SEQ.), the Clean Water Act (33 U.S.C. Sections 466 ET SEQ.), the Safe Drinking Water Act (14 U.S.C. Sections 1401-1450), the Hazardous Materials Transportation Act (49 U.S.C. Sections 1801 ET SEQ.), the Toxic Substances Control Act (15 U.S.C. Sections 2601-2629), the Clean Air Act (42 U.S.C. Section 7401 ET SEQ.) as amended, the Clean Air Act Amendments of 1990 and all state and local laws, as in effect as of the date of this Agreement. This indemnification shall be in addition to any other indemnity provisions contained in this Agreement, and it is expressly understood and agreed that any terms of this article shall control over any conflicting or contradicting terms or provisions contained in this Agreement.

          c. Seller's indemnification shall not extend to matters or conditions (i) for which an adjustment of the Purchase Price was made pursuant to Section 5.4.b.i, or (ii) which were disclosed to or known by Buyer on or before Buyer's execution of this Agreement

          d. There shall be no indemnification of Buyer by Seller under Section 5.8 unless Buyer's share of any Loss (as defined in Section 15.3) as to any single incident exceeds $100,000.00; this shall be determined on an incident by incident basis. In addition, if Buyer's share of any Loss under Section
5.8 as to any single incident exceeds $100,000.00, there shall be no reduction to the Purchase Price until such time as the total of these excess amounts (over $100,000.00) exceeds $1,000,000.00 (the "INDEMNITY THRESHOLD AMOUNT") but, in such event, Seller's indemnity shall be inclusive of the Indemnity Threshold Amount. For the purposes of application of the foregoing thresholds, "single incident" shall be applicable on a well by well basis.

     5.9 DISPUTE RESOLUTION. The parties agree to attempt to resolve disputes concerning Environmental Defects through good-faith negotiations. If the parties cannot resolve such disputes on or before 30 Business Days after Closing or, in the event that notice of an Environmental Defect is given by Buyer to Seller after Closing, 30 Business Days after Seller's receipt of such notice, such disputes shall be submitted to binding arbitration in accordance with the procedures set forth in Section 15.4.d.

     5.10 ENVIRONMENTAL PERMITS. Notwithstanding any other provision of this Agreement, Buyer and Seller agree as follows:

          a. There are various permits and licenses required by governmental agencies in connection with the operation of the Assets.

          b. With respect to all such licenses, permits and similar items, the parties agree that

               i. those that can be assigned or transferred without governmental approval will be so assigned or transferred at Closing;

               ii. those that can be assigned or transferred, but only with governmental approval, will be requested to be assigned or transferred at or shortly after Closing;

               iii. as to those that cannot be assigned or transferred, Buyer will commence its application for such licenses, permits and similar items at or before Closing and Seller will cooperate fully with Buyer in attempting to acquire such items; and

               iv. the lack of a necessary permit, license, or similar item will not constitute an unfilled closing condition of either party and will not constitute a breach of either party's representations or warranties.


                             ARTICLE 6
              SELLER'S REPRESENTATIONS AND WARRANTIES

     Seller makes the following representations and warranties:

     6.1 ORGANIZATION AND STANDING. Seller is a limited liability company duly organized and validly existing pursuant to the laws of the State of Delaware, and is duly qualified to carry on its business in the State of Colorado.

     6.2 POWER. Seller has all requisite power and authority to carry on its business as presently conducted and to enter into this Agreement and convey the Assets. The execution and delivery of this Agreement, consummation of the transactions contemplated hereby, and the fulfillment of and compliance with the terms and conditions hereof will not violate, or be in conflict with, any material provision of the governing documents of Seller or any material provision of any agreement or instrument to which Seller is a party or by which Seller is bound, or any judgment, decree, order, statute, rule or regulation applicable to Seller.

     6.3 AUTHORIZATION AND ENFORCEABILITY. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite action on Seller's part. This Agreement constitutes Seller's legal, valid and binding obligation, enforceable in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws for the protection of creditors, as well as to general principles of equity, regardless whether such enforceability is considered in a proceeding in equity or at law.

     6.4 LIABILITY FOR BROKERS' FEES. Seller has not incurred any liability, contingent or otherwise, for brokers' or finders' fees relating to the transactions contemplated by this Agreement for which Buyer shall have any responsibility whatsoever.

     6.5 NO BANKRUPTCY. There are no bankruptcy proceedings pending, being contemplated by, or to Seller's knowledge, based upon reasonable inquiry and investigation, threatened against Seller.

     6.6 LITIGATION. Except as set forth in EXHIBIT D, Seller has not received written notice of any pending proceeding, "Notice of Violation," action, suit, claim or investigation before any federal, state or other governmental court, agency or other instrumentality involving the ownership, operation or environmental condition of the Assets. Seller shall retain all liability with respect to all litigation or claims listed on EXHIBIT D and identified as "Retained Litigation." Except as set forth in Exhibit D, there is no action, suit, proceeding, claim or investigation by any person, entity, administrative agency or governmental body pending or, to Seller's knowledge, threatened, against Seller before any governmental authority that impedes or is likely to impede Seller's ability to consummate the transactions contemplated by this Agreement and to assume the liabilities to be assumed by Seller under this Agreement.

     6.7 TAXES. All taxes and assessments pertaining to the Assets based on or measured by the ownership of property for all taxable periods prior to the taxable period in which this Agreement is executed have been properly paid. All income taxes and obligations relating thereto that could result in a lien or other claim against any of the Assets have been properly paid, unless contested in good-faith by appropriate proceeding.

     6.8 TAX PARTNERSHIPS. The Assets are not subject to any tax partnership agreements requiring a partnership income tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

     6.9  AGREEMENTS.  All of the Material Agreements (excluding
Leases) pertaining to the Assets are listed on EXHIBIT C.

     6.10 PREPAYMENTS. Except as set forth on EXHIBIT C, there are no agreements involving any prepayments for production or any agreements containing a "take or pay" clause or other provision requiring the delivery of oil, gas or other minerals produced from or allocated to any of the Assets at some future time without receiving full payment therefor at the time of delivery.

     6.11 HYDROCARBON SALES CONTRACTS.  Except as set forth on
EXHIBIT C, there are no sales contracts or calls on production or options to purchase production or similar rights with respect to the Assets or to the production therefrom.

     6.12 HEDGING ARRANGEMENTS. The Assets are not subject to any gas sales, gathering or transportation contracts which include provisions for hedging, price risk management or other such financial arrangements or transactions, which will affect or burden the Assets from and after the Closing Date.

     6.13 PREFERENTIAL RIGHTS TO PURCHASE. There are no preferential rights to purchase the Assets.

     6.14 THIRD-PARTY CONSENTS. With the exception of certain of the Material Agreements, no third-party consents are required for Seller's assignment and conveyance of the Assets to Buyer.

     6.15 LEASES. For the period of Seller's ownership, all royalty, rentals and other payments under the Leases have been properly and timely paid.

     6.16 SURFACE USE AGREEMENTS. For the period of Seller's ownership, all rentals, fees and payments required pursuant to the terms of all recorded and unrecorded surface use and surface damage agreements relating to Seller's operation of the Assets have been paid.

     6.17 RESTRICTIONS ON PRODUCTION. To the best of Seller's knowledge, no well is subject to restrictions on production after the Effective Time because of any overproduction or violation of applicable laws, rules, regulations, permits or judgments, orders or decrees of any court or governmental body or agency which would curtail production from such well.

     6.18 COMPLIANCE WITH LAWS. With respect to the Assets, and Seller's activities thereon, Seller has not received any notices of material violations of applicable laws. There are no proceedings, pending or threatened, challenging, or seeking revocation or limitation of any permits, licenses, approvals and consents from appropriate governmental bodies, authorities and agencies necessary to conduct operations on the Assets in compliance with all applicable laws, rules, regulations, ordinances and orders. All plans, applications, reports, certificates and other instruments filed with or furnished to any governmental body, authority or agency do not (i) contain any untrue statement of fact or (ii) omit any statement of fact necessary to make the statements therein not misleading.

     6.19 OPERATIONS. To the best of Seller's knowledge, the Assets have been operated in material compliance with all Environmental Laws.

     6.20 ENVIRONMENTAL. Except for any Colorado Oil and Gas Conservation Commission notice or correspondence relating to mechanical integrity testing, plugging and abandonment of any vent stack or wellbore listed on Exhibit B, Seller has not received notice of a material violation of an Environmental Law with respect to the Assets or Seller's activities thereon and Seller has not used the Assets as a landfill or for waste disposal, other than for such activities associated with normal oil field operations conducted in material compliance with Environmental Laws.

     6.21 WELLS. Exhibit B is an accurate and complete identification of all Wells located on or under the Lands.

     6.22 RECORDS. To the best of Seller's knowledge, Seller has made available to Buyer all Records required to be made available pursuant to Section 3.1.

     6.23 LIENS AND ENCUMBRANCES. Except for (i) the burdens and obligations created by or arising under the Leases and (ii)
Permitted Encumbrances, there are no loan agreements, promissory notes, pledges, mortgages, guaranties, liens and similar liabilities (direct and indirect) which were secured by or constitute a lien or encumbrance on the Assets.

     6.24 PUBLIC UTILITY HOLDING COMPANY. Seller is not a Public Utility Holding Company as defined in the Public Utility Holding Company Act of 1935, and, to the knowledge of Seller, it is not a partner with any party which is a Public Utility Holding Company.

     6.25 NO REPRESENTATION. Seller makes no representations or warranties except (i) as set out in Sections 6.1 through 6.24 above and (ii) Seller's special warranty of title to the Assets by, through and under Seller. Seller makes no representation or warranty that it owns minerals other than oil, gas, coalbed methane and other hydrocarbons except certain coal interests as set out in Exhibit A-1, and, except as set out in Exhibit A-1, owns no surface estate but does own rights to use the surface which rights arise through ownership of mineral or leasehold interests and are not the subject of separate grants.

                             ARTICLE 7
              BUYER'S REPRESENTATIONS AND WARRANTIES

     Buyer makes the following representations and warranties:

     7.1 ORGANIZATION AND STANDING. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to carry on its business in the State of Colorado.

     7.2 POWER. Buyer has all requisite corporate power and authority to carry on its business as presently conducted and to enter into this Agreement and to acquire the Assets. The execution and delivery of this Agreement, consummation of the transactions contemplated hereby, and the fulfillment of and compliance with the terms and conditions hereof will not violate, or be in conflict with, any material provision of Buyer's articles of incorporation or bylaws or any material provision of any agreement or instrument to which Buyer is a party or by which Buyer is bound, or, to its knowledge, any judgment, decree, order, statute, rule or regulation applicable to it.

     7.3 AUTHORIZATION AND ENFORCEABILITY. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on Buyer's part. This Agreement constitutes Buyer's legal, valid and binding obligation, enforceable in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws for the protection of creditors, as well as to general principles of equity, regardless whether such enforceability is considered in a proceeding in equity or at law.

     7.4 LIABILITY FOR BROKERS' FEES. Buyer has not incurred any liability, contingent or otherwise, for brokers' or finders' fees relating to the transactions contemplated by this Agreement for which Seller shall have any responsibility whatsoever.

     7.5 NO BANKRUPTCY. There are no bankruptcy proceedings pending, being contemplated by, or to Buyer's knowledge, based upon reasonable inquiry and investigation, threatened against Buyer.

     7.6 LITIGATION. There is no action, suit, proceeding, claim or investigation by any person, entity, administrative agency or governmental body pending or, to Buyer's knowledge, threatened in writing, against Buyer before any governmental authority that impedes or is likely to impede Buyer's ability to consummate the transactions contemplated by this Agreement and to assume the liabilities to be assumed by Buyer under this Agreement.

     7.7 PURCHASE PRICE. Buyer has arranged to have available by the Closing sufficient funds to enable Buyer to pay in full the Purchase Price, together with all costs and expenses relative thereto, and otherwise to perform its obligations under this Agreement.

     7.8 FINANCIAL STATEMENTS. To the best of Buyer's knowledge, all financial statements and information provided by Buyer to Seller are accurate and complete in all material respects.

                             ARTICLE 8
               KLT'S REPRESENTATIONS AND WARRANTIES

     KLT makes the following representations and warranties:

     8.1 ORGANIZATION AND STANDING. KLT is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri.

     8.2 POWER. KLT has all requisite corporate power and authority to carry on its business as presently conducted and to execute this Agreement for the purposes of providing a guarantee of Seller's post-closing purchase price adjustment obligations under Section 2.4, and Seller's indemnity obligations under Sections 5.8 and 15.3 in form and substance similar to EXHIBIT E. The execution and delivery of this Agreement, consummation of the undertaking of liabilities and indemnities contemplated hereby, and the fulfillment of and compliance with the terms and conditions hereof will not violate, or be in conflict with, any material provision of KLT's articles of incorporation or bylaws or any material provision of any agreement or instrument to which KLT is a party or by which KLT is bound, or, to its knowledge, any judgment, decree, order, statute, rule or regulation applicable to it.

     8.3 AUTHORIZATION AND ENFORCEABILITY. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on KLT's part. This Agreement constitutes KLT's legal, valid and binding obligation, enforceable in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws for the protection of creditors, as well as to general principles of equity, regardless whether such enforceability is considered in a proceeding in equity or at law.

     8.4 FINANCIAL STATEMENTS. To the best of KLT's knowledge, all financial statements and information respecting KLT provided by KLT to Buyer are accurate and complete in all material respects.

                             ARTICLE 9
                      PRE-CLOSING OBLIGATIONS

     As to the period of time from the execution hereof until Closing, Seller and Buyer covenant and agree as follows:

     9.1 OPERATIONS PRIOR TO CLOSING. Unless Seller obtains the prior written consent of Buyer to act otherwise, Seller will use good-faith efforts within the constraints of all applicable agreements not to (i) abandon any part of the Assets, (ii) except for capital expenditures which are deemed to be approved, approve operations on the properties anticipated to cost the owner of the Assets more than $50,000 collectively (excepting emergency operations, operations required under presently existing contractual obligations, and operations undertaken to avoid a monetary penalty or forfeiture provision of any applicable agreement or order), (iii) convey or dispose of any material part of the Assets (other than replacement of equipment or sale of oil, gas, and other liquid products produced from the Assets in the regular course of business and for a term not to exceed one month) or enter into any farmout, farmin or other similar contract affecting the Assets (iv) let lapse any insurance now in force with respect to the Assets, or (v) materially modify or terminate any contract material to the operation of the Assets.

     9.2 LEGAL STATUS. Buyer and Seller shall use all reasonable efforts to maintain their respective legal statuses from the date hereof until the Final Settlement Date and to assure that as of the Closing Date they will not be under any material corporate, legal or contractual restriction that would prohibit or delay the timely consummation of the transactions contemplated hereby.

     9.3 NOTICES OF CLAIMS. Seller shall promptly notify Buyer and Buyer shall promptly notify Seller, if, between the date hereof and the Closing Date, Seller or Buyer, as the case may be, receives notice of any claim, suit, action or other proceeding of the type referred to in Sections 6.6 and 7.6.

     9.4 COMPLIANCE WITH LAWS. During the period from the date of this Agreement to the Closing Date, Seller shall attempt in good faith to comply in all material respects with all applicable statutes, ordinances, rules, regulations and orders relating to the ownership and operation of the Assets.

     9.5 BONDING; INSURANCE. On or before Closing, Buyer shall arrange to have in place, to be effective at Closing and relating to the ownership of the Assets after the Closing (i) all necessary state and local bonds and (ii) insurance as is reasonable and customary in the industry. Upon the execution of this Agreement Seller shall have Buyer added as an additional insured to all of Seller's insurance policies applicable to the Assets.

     9.6 GOVERNMENT REVIEWS AND FILINGS. Before and after the Closing, Buyer and Seller shall cooperate to provide requested information, make required filings with, prepare applications to and conduct negotiations with each governmental agency as required to consummate the transaction contemplated hereby. Each party shall make any governmental filings occasioned by its ownership or structure. Buyer shall make all filings after the Closing at its expense with governmental agencies necessary to comply with laws and shall indemnify and hold harmless Seller from and against all claims, costs, expenses, liabilities and actions arising out of Buyer's holding of title after the Closing and prior to the securing of any necessary governmental approvals of the transfer.

     9.7  DATA AND INFORMATION.

          a. CONFIDENTIALITY. All data and information obtained from Seller in connection with the transaction contemplated by this Agreement whether before or after the execution of this Agreement, including data and information generated by Buyer in connection with this transaction (collectively, the "INFORMATION") is deemed by the parties to be confidential and proprietary to Seller. Buyer shall take reasonable steps to ensure that Buyer's employees, consultants and agents comply with the provisions of this Section 9.7. Until completion of the Closing, except as required by law, Buyer and its officers, agents and representatives will hold in strict confidence the terms of this Agreement and all Information, except any Information which: (i) at the time of Seller's disclosure to Buyer is in the public domain; (ii) after Seller's disclosure to Buyer becomes part of the public domain by publication or otherwise, except by Buyer's breach of this commitment; (iii) Buyer can establish by competent proof that Buyer was rightfully in its possession at the time of Seller's disclosure to Buyer; (iv) Buyer rightfully receives from third parties free of any obligation of confidence; (v) is disclosed to Buyer's consultants, investors and lenders who similarly agree to protect the confidentiality of such Information and agree to use such Information only for their due diligence evaluation of the Assets; or (vi) is developed independently by Buyer, provided that the person or persons developing the Information shall not have had access to the Information.

          b. RETURN OF INFORMATION. If the transaction contemplated by this Agreement does not close on or before the date set forth in Section 13.1, Buyer shall (i) return to Seller all copies of the Information received from Seller and all copies of such information generated by Buyer in the possession of Buyer obtained pursuant to any provision of this Agreement. The terms of this Section 9.7.b shall survive termination of this Agreement.

          c. SELLER'S REMEDIES. Buyer agrees that Seller will not have an adequate remedy at law if Buyer violates any of the terms of Section 9.7.a. In such event, Seller will have the right, in addition to any other right they may have, to obtain injunctive relief to restrain any breach or threatened breach of the terms of Section 9.7.a or to obtain specific enforcement of such terms.

          d.   CONFIDENTIALITY AGREEMENT SUPERSEDED.  This
Agreement shall supersede the provisions of the Confidentiality
Agreement dated May 22, 2000 between Seller and Buyer concerning the Assets.

                            ARTICLE 10
                            TAX MATTERS

     10.1 TAXES.

          a. APPORTIONMENT OF AD VALOREM AND PROPERTY TAXES. A downward adjustment to the Purchase Price in the amount of $44,751.00 (the "PROPERTY TAX ADJUSTMENT") shall be made for Seller's share of all ad valorem, or real property taxes and personal property taxes, including interest and penalties (the "PROPERTY TAXES"), attributable to the Assets with respect to the tax assessment period ("TAX PERIOD") during which the Effective Time occurs. The owner of record on the assessment date shall file or cause to be filed all required reports and returns incident to the Property Taxes and shall pay or cause to be paid to the taxing authorities all Property Taxes relating to the Tax Period during which the Effective Time occurs.

          b. SALES TAXES. The Purchase Price excludes, and Buyer shall be liable for, any Transfer Taxes (as defined below) required to be paid in connection with the sale of the Assets pursuant to this Agreement. To the extent required by applicable law, Seller shall collect and remit any Transfer Taxes that are required to be paid as a result of the transfer of the Assets by Seller to the Buyer. If the transfer of the Assets pursuant to this Agreement is exempt from any Transfer Taxes, Buyer shall, at Closing, provide Seller with properly executed exemption certificates or other documentation acceptable under applicable law. "TRANSFER TAXES" means any sales, use, excise, stock, stamp, document, filing, recording, registration, authorization and similar taxes, fees and charges.

          c. OTHER TAXES. With the exception of income and franchise taxes, all other federal, state and local taxes (including interest and penalties attributable thereto) on the ownership or operations of the Assets which are imposed with respect to periods or portions of periods prior to the Effective Time shall be paid by Seller and all such taxes imposed with respect to periods or portions of periods beginning on or after the Effective Time shall be paid by Buyer.


                            ARTICLE 11
                       CONDITIONS TO CLOSING

     11.1 BUYER'S CONDITIONS. The obligations of Buyer at Closing are subject, at the option of Buyer, to the satisfaction on or prior to the Closing of the following conditions precedent:

          a. REPRESENTATIONS AND WARRANTIES. All of Seller's and KLT's representations and warranties contained in Articles 6 and 8 of this Agreement shall be true in all material respects at and as of the Closing in accordance with their terms as if such representations and warranties were remade at and as of the Closing, and Seller shall have performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by Seller at or prior to the Closing in all material respects;

          b. SELLER'S OFFICER'S CERTIFICATE. Buyer shall have received a certificate from Seller in form and substance similar to EXHIBIT F;

          c. NO ACTION. No order shall have been entered by any court or governmental agency having jurisdiction over the parties or the subject matter of this Agreement that restrains or prohibits the purchase and sale contemplated by this Agreement and which remains in effect at the time of Closing, except any order that affects or relates to only a portion of the Assets, which portion of the Assets may, at the option of Buyer, be treated as Excluded Assets for the purpose of reducing the Purchase Price pursuant to Section 2.3; and

          d. TITLE AND ENVIRONMENTAL DEFECTS. The aggregate value of all Title Defects and Environmental Defects does not exceed $2,500,000.00.

          e. CLOSING DOCUMENTS. Seller shall have executed and delivered the documents which are contemplated to be executed and delivered by it pursuant to Section 13.3 hereof prior to or on the Closing Date.

          f.   CONSENT TO ASSIGNMENT OF THE MATERIAL AGREEMENTS.
Seller shall have obtained the necessary consents to Seller's assignment of the Material Agreements to Buyer, unless waived in writing by Buyer.

          g. HILL LEASE. A ratification and amendment to Oil and Gas Lease dated September 6, 1989, a memorandum of which is recorded in Book 872, Page 876, from H&H Minerals, Inc., B.F. Hill, Individually, and as Trustee for Amy L. Hill and C & NM Ranch to Meridian Oil Inc. (the "Hill Lease"), satisfactory to Buyer shall have been obtained and recorded.

          h. KLT GUARANTY. Buyer shall have received from KLT a Guaranty Agreement, in form and substance similar to EXHIBIT E, at Closing.

          i. WYOMING FUEL AND NORTH CENTRAL STOCK SALE AND PURCHASE AGREEMENTS. Seller shall have provided Buyer with complete and fully executed copies of the following agreements:
(i) Stock Sale and Purchase Agreement dated April 4, 1991 among KN Energy, Inc., Entech Inc., and Western Oil Corporation, respecting the stock of Wyoming Fuel Company (the "WYOMING FUEL AGREEMENT"), and (ii) Stock Sale and Purchase Agreement dated April 4, 1991 among KN Energy, Inc., Entech Inc., and Western Oil Corporation, respecting the stock of North Central Energy Corporation (the "NORTH CENTRAL AGREEMENT"); and Buyer shall have determined that neither the Wyoming Fuel Agreement nor the North Central Agreement materially affects the value of the transactions contemplated under this Agreement.

     11.2 SELLER'S CONDITIONS.  The obligations of Seller at the
Closing are subject, at the option of Seller, to the satisfaction at or prior to Closing of the following conditions precedent:

          a. REPRESENTATIONS AND WARRANTIES. All of Buyer's representations and warranties contained in Article 7 of this Agreement shall be true in all material respects at and as of the Closing in accordance with their terms as if such representations were remade at and as of the Closing and Buyer shall have performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by Buyer at or prior to the Closing in all material respects;

          b. BUYER'S OFFICER'S CERTIFICATE. Seller shall have received an officer's certificate from Buyer in form and substance similar to EXHIBIT G;

          c. NO ACTION. No order shall have been entered by any court or governmental agency having jurisdiction over the parties or the subject matter of this Agreement that restrains or prohibits the purchase and sale contemplated by this Agreement and which remains in effect at the time of Closing, except any order that affects or relates to only a portion of the Assets, which portion of the Assets could be treated as Excluded Assets for the purpose of reducing the Purchase Price of the Assets pursuant to
Section 2.3; and

          d. TITLE AND ENVIRONMENTAL DEFECTS. The aggregate value of all Title Defects and Environmental Defects does not exceed $2,500,000.00.

          e. CLOSING DOCUMENTS. Buyer shall have executed and delivered the documents which are contemplated to be executed and delivered by it pursuant to Section 13.3 hereof prior to or on the Closing Date.

                            ARTICLE 12
               RIGHT OF TERMINATION AND ABANDONMENT

     12.1 TERMINATION. This Agreement may be terminated in accordance with the following provisions:

          a.   by Buyer if the conditions set forth in Section
11.1 are not satisfied, through no fault of Buyer, or waived by Buyer in writing, as of the Closing Date or Buyer invokes Section
4.5.b.;

          b.   by Seller if the conditions set forth in Section
11.2 are not satisfied, through no fault of Seller, or waived by Seller in writing, as of the Closing Date; or

          c. by Buyer or Seller if, through no fault of the party claiming termination, the Closing does not occur on or before the date specified in Section 13.1.

     12.2 LIABILITIES UPON TERMINATION.

          a. BUYER'S DEFAULT. If the transactions contemplated by this Agreement are not consummated on or before the date specified in Section 13.1 by reason of Buyer's wrongful failure to tender performance at Closing, and if Seller is not in material default under the terms of this Agreement and is ready, willing and able to Close, and Seller terminates this Agreement, the Deposit shall be retained by Seller. Seller and Buyer agree that Seller's damages in the event Buyer fails to close are difficult to measure and both Seller and Buyer agree that the amount of the Deposit bears a reasonable relationship to and is a reasonable estimation of such damages. Seller and Buyer agree that Seller's sole remedy in the event of Buyer's default is the retention of the Deposit.

          b. SELLER'S DEFAULT. If the transactions contemplated by this Agreement are not consummated on or before the date specified in Section 13.1 by reason of Seller's wrongful failure to tender performance at Closing and if Buyer is not in material default under this Agreement and is ready, willing and able to Close, and Buyer terminates this Agreement, Buyer shall be entitled to a refund of the Deposit or to specific performance, at Buyer's election, as Buyer's sole and exclusive remedies.

          c. OTHER TERMINATION. If Seller and Buyer agree to terminate this Agreement, each party shall release the other party from any and all liability for termination of this Agreement.
Upon any such termination, Buyer shall be entitled to a refund of the Deposit.

                            ARTICLE 13
                              CLOSING

     13.1 DATE OF CLOSING. Unless otherwise agreed to in writing and subject to the conditions stated in this Agreement, consummation of the transactions contemplated hereby (the
"CLOSING") shall be held on October 23, 2000. The date the Closing actually occurs is called the "CLOSING DATE."

     13.2 PLACE OF CLOSING.  The Closing shall be held on the
Closing Date at Seller's offices in Overland Park, Kansas at 10:00 a.m. or at such other time and place as Seller and Buyer may agree in writing.

     13.3 CLOSING OBLIGATIONS. At Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

          a. ASSIGNMENT, BILL OF SALE AND CONVEYANCE. Seller and Buyer shall execute, acknowledge and deliver to Buyer an Assignment, Bill of Sale and Conveyance of the Assets to Buyer effective as of the Effective Time (in sufficient counterparts to facilitate filing and recording) substantially in the form of EXHIBIT H conveying the Assets with a special warranty of title by, through and under Seller but not otherwise, and with no warranties, express or implied, as to the personal property, fixtures or condition of the Assets, which are conveyed "as is, where is";

          b. PRELIMINARY SETTLEMENT STATEMENT. Buyer and Seller shall execute and deliver the Preliminary Settlement Statement;

          c. PURCHASE PRICE. Buyer shall deliver to Seller the Closing Amount by wire transfer in immediately available funds, or by such other method as may be agreed to in writing by the parties hereto;

          d. SELLER'S OFFICER'S CERTIFICATE. Seller shall deliver to Buyer Seller's Officer's Certificate referred to in
Section 11.1.b;

          e. BUYER'S OFFICER'S CERTIFICATE. Buyer shall deliver to Seller Buyer's Officer's Certificate referred to in Section
11.2.b;

          f. LETTERS-IN-LIEU. Seller shall deliver letters-in-lieu of transfer orders directing the payment of all proceeds of production attributable to the Assets to Buyer from and after the Effective Time;

          g. CHANGE OF OPERATOR. Seller and Buyer shall execute all required change of operator forms and notices;

          h. POSSESSION. Seller shall deliver to Buyer possession of the Assets.

                            ARTICLE 14
                     POST-CLOSING OBLIGATIONS

     14.1 POST-CLOSING ADJUSTMENTS. As soon as practicable after the Closing, but on or before 120 days after Closing, Seller shall prepare and deliver to Buyer the final settlement statement (the "FINAL SETTLEMENT STATEMENT") setting forth each adjustment or payment that was not finally determined as of the Closing and showing the calculation of such adjustment and the resulting final purchase price (the "FINAL PURCHASE PRICE"). As soon as practicable after receipt of Seller's proposed Final Settlement Statement, but on or before 30 days after receipt of Seller's proposed Final Settlement Statement, Buyer shall deliver to Seller a written report containing any changes that Buyer proposes to make to the Final Settlement Statement. Buyer's failure to deliver to Seller a written report detailing changes to the proposed Final Settlement Statement by that date shall be deemed an acceptance by Buyer of the Final Settlement Statement as submitted by Seller. The parties shall agree with respect to the changes proposed by Buyer, if any, no later than 30 days after receipt by Seller of Buyer's comments to the proposed Final Settlement Statement. The date upon which such agreement is reached or upon which the Final Purchase Price is established for a transaction shall be herein called the "FINAL SETTLEMENT DATE." If (1) the Final Purchase Price is more than the Closing Amount, Buyer shall pay Seller the amount of such difference, or (2) the Final Purchase Price is less than the Closing Amount, Seller shall pay to Buyer the amount of such difference, in either event by wire transfer in immediately available funds or, if the amount of such difference is less than $50,000, by check. Any such payment shall be within five days of the Final Settlement Date.

     14.2 DISPUTE RESOLUTION. If the parties are unable to resolve a dispute as to the Final Purchase Price by 30 days after Seller's receipt of Buyer's comments to the proposed Final

Settlement Statement, the parties shall submit the dispute to arbitration in accordance with the procedures set forth in Section 15.4.d.

     14.3 RECORDS. Within three Business Days following the Closing Date, Seller shall make the Records available for pick up by Buyer. Seller may retain copies of the Records. Buyer agrees not to destroy or otherwise dispose of the Records for a period of six years after the Closing without giving Seller reasonable notice and an opportunity to copy said Records.

     14.4 TRANSFER TAXES AND RECORDING FEES. Buyer shall pay all Transfer Taxes occasioned by the sale or transfer of the Assets and all licensing and recording fees required in connection with the processing, filing, licensing or recording of any assignments, titles or bills of sale.

     14.5 FURTHER ASSURANCES. From time to time after Closing, Buyer and Seller shall each execute, acknowledge and deliver to the other such further instruments and take such other action as may be reasonably requested in order more effectively to assure to the other the full beneficial use and enjoyment of the Assets and otherwise to accomplish the purposes of the transactions contemplated by this Agreement.

                            ARTICLE 15
              ASSUMPTION AND RETENTION OF OBLIGATIONS
                        AND INDEMNIFICATION

     15.1 BUYER'S ASSUMPTION OF LIABILITIES AND OBLIGATIONS. Upon Closing and except as otherwise provided in this Agreement, Buyer shall assume and pay, perform, fulfill and discharge all duties, claims, costs, expenses, liabilities and obligations accruing or relating to (i) the owning, operating or maintaining of the Assets or the producing, transporting and marketing of Hydrocarbons from the Assets including without limitation, environmental obligations and liabilities, offsite liabilities associated with the Assets, the obligation to plug and abandon all Wells and reclaim all Well sites and all obligations arising under agreements covering or relating to the Assets (the "LIABILITIES") to the extent such Liabilities relate to periods on or after the Effective Time, (ii) Liabilities relating to periods before the Effective Time (the "PRE-EFFECTIVE TIME LIABILITIES") to the extent only that Seller does not receive written notice by Buyer or a third party of such Liabilities on or before 5:00 p.m., Mountain Time, on December 31, 2001 or such liability is assumed by Buyer in 15.1(iii), (iii) the obligation to plug and abandon all Wells and vent stacks identified on Exhibit B, (iv) the environmental condition of the Assets but limited to the extent Seller retains liabilities or obligations therefor under Section 5.8, and (v) liabilities for claims made on or after October 2, 2003 for unpaid, incorrectly paid or incorrectly calculated Pre-Effective Time royalties under the terms of the Leases (collectively, the "BUYER'S LIABILITIES").

     15.2 SELLER'S RETENTION OF LIABILITIES AND OBLIGATIONS. Seller retains all duties, claims, costs, expenses, liabilities
and obligations accruing or relating to:   (i) the Excluded
Properties and the Excluded Assets, (ii) the environmental condition of the properties or violation of Environmental Laws but only as provided in Section 5.8, for which Seller's liability shall expire December 31, 2001, and (iii) the Pre-Effective Time Liabilities which are not assumed by Buyer in 15.1(iii), as limited in Section 5.8 with respect to the environmental condition of the Assets, and to the extent only that Seller receives written notice by Buyer or a third party of such Pre-Effective Time Liabilities on or before 5:00 p.m., Mountain Time, on December 31, 2001, (v) liabilities for claims made on or before October 1, 2003 for unpaid, incorrectly paid or incorrectly calculated Pre-Effective Time royalties under the terms of the Leases (the "SELLER'S LIABILITIES").

     15.3 INDEMNIFICATION. "LOSSES" shall mean any actual losses, costs, expenses (including court costs, reasonable fees and expenses of attorneys, technical experts and expert witnesses and the cost of investigation), liabilities, damages, demands, suits, claims, and sanctions of every kind and character (including civil fines) arising from, related to or reasonably incident to matters indemnified against; excluding however any special, consequential, punitive or exemplary damages, diminution of value of an Asset, loss of profits incurred by a party hereto or Loss incurred as a result of the indemnified party indemnifying a third party.

     After the Closing, Buyer and Seller shall indemnify each other as follows:

          a. SELLER'S INDEMNIFICATION OF BUYER. Seller assumes all risk, liability, obligation and Losses in connection with, and shall defend, indemnify, and save and hold harmless Buyer, its officers, directors, employees and agents, from and against all Losses which arise from or in connection with (i) Seller's Liabilities, subject to Section 5.8, (ii) any breach of any representation or warranty made by Seller which survives the Closing, (iii) any breach by Seller of their special warranty of title for the Assets contained in any conveyance, (iv) any matter for which Seller has agreed to indemnify Buyer under Section 5.8 of this Agreement, and (v) any breach by Seller of this Agreement (but limited by Section 12.2b.).

          b. KLT GUARANTY. KLT shall provide the guaranty in the form of Exhibit E.

          c. BUYER'S INDEMNIFICATION OF SELLER. Buyer assumes all risk, liability, obligation and Losses in connection with, and shall defend, indemnify, and save and hold harmless Seller, Seller's partners, employees and agents, from and against all Losses which arise from or in connection with (i) Buyer's Liabilities, (ii) any breach of any representation or warranty made by Buyer, and (iii) any matter for which Buyer has agreed to indemnify Seller under this Agreement.

     15.4 PROCEDURE.  The indemnifications contained in Section
15.3 shall be implemented as follows:

          a. COVERAGE. Such indemnity shall extend to all Losses suffered or incurred by the indemnified party.

          b. CLAIM NOTICE. The party seeking indemnification under the terms of this Agreement ("INDEMNIFIED PARTY") shall submit a written "CLAIM NOTICE" to the other party ("INDEMNIFYING PARTY") which, to be effective, must state: (i) the amount of each payment claimed by an Indemnified Party to be owing, (ii) the basis for such claim, with supporting documentation, and (iii) a list identifying to the extent reasonably possible each separate item of Loss for which payment is so claimed. The amount claimed shall be paid by the

Indemnifying Party to the extent required herein within 30 days after receipt of the Claim Notice, or after the amount of such payment has been finally established, whichever last occurs.

          c. INFORMATION. Within 20 days after the Indemnified Party receives notice of a claim or legal action that may result in a Loss for which indemnification may be sought under this
Article 15 ("CLAIM"), the Indemnified Party shall give written notice of such Claim to the Indemnifying Party. If the Indemnifying Party or its counsel so requests, the Indemnified Party shall furnish the Indemnifying Party with copies of all pleadings and other information with respect to such Claim. At the election of the Indemnifying Party made within 60 days after receipt of such notice, the Indemnified Party shall permit the Indemnifying Party to assume control of such Claim (to the extent only that such Claim, legal action or other matter relates to a Loss for which the Indemnifying Party is liable), including the determination of all appropriate actions, the negotiation of settlements on behalf of the Indemnified Party, and the conduct of litigation through attorneys of the Indemnifying Party's choice; provided, however, that no such settlement can result in any liability or cost to the Indemnified Party for which it is entitled to be indemnified hereunder without its consent. If the Indemnifying Party elects to assume control, (i) any expense incurred by the Indemnified Party thereafter for investigation or defense of the matter shall be borne by the Indemnified Party, and
(ii) the Indemnified Party shall give all reasonable information and assistance, other than pecuniary, that the Indemnifying Party shall deem necessary to the proper defense of such Claim, legal action, or other matter. In the absence of such an election, the Indemnified Party will use its best efforts to defend, at the Indemnifying Party's expense, any claim, legal action or other matter to which such other party's indemnification under this
Article 15 applies until the Indemnifying Party assumes such defense, and, if the Indemnifying Party fails to assume such defense within the time period provided above, settle the same in the Indemnified Party's reasonable discretion at the Indemnifying Party's expense. If such a Claim requires immediate action, both the Indemnified Party and the Indemnifying Party will cooperate in good faith to take appropriate action so as not to jeopardize defense of such Claim or either party's position with respect to such Claim.

          d. DISPUTE. Other than with respect to a Claim based on an issue for which another method of dispute resolution is provided in this Agreement, if the existence of a valid Claim or amount to be paid by an Indemnifying Party is in dispute, the parties agree to submit determination of the existence of a valid Claim or the amount to be paid pursuant to the Claim Notice to binding arbitration in Colorado, such arbitration to be conducted as follows: The arbitration proceeding shall be governed by Colorado law and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"), with discovery to be conducted in accordance with the Federal Rules of Civil Procedure, and with any disputes over the scope of discovery to be determined by the arbitrators. The arbitration shall be before a three person panel of neutral arbitrators, consisting of one person from each of the following categories: (1) an attorney who has practiced in the area of oil and gas law for at least ten years; (2) a retired judge at the Colorado or United States District Court or Appellate Court level; and (3) a person with at least ten years of oil and gas industry experience as a petroleum engineer. The AAA shall submit a list of persons meeting the criteria outlined above for each category of arbitrator, and the parties shall select one person from each category in the manner established by the AAA.
If the parties cannot agree, AAA shall select the arbitrator(s) on which the parties cannot agree. The arbitrators will have not authority to award punitive damages or any other damages not measured by the prevailing party's actual damages, and may not, in any event, make any ruling, finding or award that does not conform to the terms and conditions of the Agreement. The arbitrators shall conduct a hearing no later than 30 days after submission of the matter to arbitration. At the hearing, the parties shall present such evidence and witnesses as they may choose, with or without counsel. Adherence to formal rules of evidence shall not be required but the arbitration panel shall consider any evidence and testimony that it determines to be relevant, in accordance with procedures that it determines to be appropriate. Any award entered in the arbitration shall be made in writing and any payment due pursuant to the arbitration shall be made within 15 days of the arbitrators' award. The award of the arbitrators need not be accompanied by a reasoned opinion. The arbitrator shall award to the prevailing party, if any, as determined by the arbitrator, all of its costs and fees. "Costs and fees" means all reasonable pre-award expenses of an arbitration, including the arbitrators' fees, administrative fees, travel expenses, out-of-pocket expenses such as copying, telephone, court costs, witness fees, and attorneys fees. The award may be filed in a court of competent jurisdiction and may be enforced by any party as a final judgment of such court.

     15.5 NO INSURANCE; SUBROGATION. The indemnifications provided in this Article 15 shall not be construed as a form of insurance. Buyer and Seller hereby waive for themselves, their successors or assigns, including, without limitation, any insurers, any rights to subrogation for Losses for which each of them is respectively liable or against which each respectively indemnifies the other, and, if required by applicable policies, Buyer and Seller shall obtain waiver of such subrogation from their respective insurers.

     15.6 RESERVATION AS TO NON-PARTIES. Nothing herein is intended to limit or otherwise waive any recourse Buyer or Seller may have against any non-party for any obligations or liabilities that may be incurred with respect to the Assets.

                            ARTICLE 16
                           MISCELLANEOUS

     16.1 EXHIBITS. The Exhibits referred to in this Agreement are hereby incorporated in this Agreement by reference and constitute a part of this Agreement.

     16.2 EXPENSES. Except as otherwise specifically provided, all fees, costs and expenses incurred by Buyer or Seller in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the party incurring same, including, without limitation, legal and accounting fees, costs and expenses.

     16.3 NOTICES. All notices and communications required or permitted under this Agreement shall be in writing and addressed as follows:

If to Seller:                       with a copy post-closing to:

Apache Canyon Gas, L.L.C.           KLT Inc.
10740 Nall, Suite 230               10740 Nall, Suite 230
Overland Park, KS  66211            Overland Park, KS  66211
Telephone:     (913) 967-4304       Telephone:     (913) 967-4304
Facsimile:     (913) 967-4340       Facsimile:     (913) 967-4340
Attn:          Mark G. English      Attn:          Mark G. English


If to Buyer:

Barrett Resources Corporation
1550 Arapahoe Street, Suite 1000
Denver, Colorado  80202
Telephone:     (303) 572-3900
Facsimile:     (303) 629-8255
Attn:          Eugene A. Lang, Jr.


Any communication or delivery hereunder shall be deemed to have been duly made and the receiving party charged with notice (i) if personally delivered, when received, (ii) if faxed, when received if receipt is confirmed, (iii) if mailed, certified mail, return receipt requested, on the date set forth on the return receipt or
(iv) if sent by overnight courier, one day after sending. Any party may, by written notice so delivered to the other parties, change the address or individual to which delivery shall thereafter be made.

     16.4 AMENDMENTS. Except for waivers specifically provided for in this Agreement, this Agreement may not be amended nor any rights hereunder waived except by an instrument in writing signed by the party to be charged with such amendment or waiver and delivered by such party to the party claiming the benefit of such amendment or waiver.

     16.5 ASSIGNMENT. Prior to Closing, neither Seller nor Buyer shall assign all or any portion of its respective rights or delegate all or any portion of its respective duties hereunder without the prior written consent of the other party; provided, however, Seller reserves the right to exchange the Assets for property of like kind and qualifying use within the meaning of
Section 1031 of the Internal Revenue Code of 1986 and the regulations promulgated thereunder. Seller expressly reserves the right to assign its rights, but not its obligations, hereunder to a "qualified intermediary" as provided in Section 1.103(k)-1(g)(4) of the U.S. Treasury Regulations on or before the Closing Date. Buyer agrees to take all actions reasonably required of it, including, but not limited to, executing and delivering documents, to permit Seller to effect the exchange described in this Section.

     16.6 RESERVATION OF RIGHT TO QUALIFY UNDER SECTION 29 OF THE CODE. Seller hereby retains, and Buyer consents thereto, the right to seek qualification of certain of the Assets under Section 29 of the Internal Revenue Code of 1986, as amended, as gas produced from coal seams under Section 503 of the Natural Gas Policy Act of 1978 (and including any successor or similar state or federal legislation) before the Federal Energy Regulatory Commission, or its successor agency. This reservation is not intended to reserve any rights to claim Section 29 credits with respect to production occurring after the Effective Time, but rather is to assure Seller's right to such credits prior to the Effective Time. Buyer agrees to cooperate fully with Seller and to permit access to Buyer's records at all reasonable times to permit Seller to complete this qualification process.

     16.7 HART-SCOTT-RODINO ACT.  Seller and Buyer agree that no
Hart-Scott-Rodino Act filing is necessary with respect to the transaction contemplated by this Agreement.

     16.8 ANNOUNCEMENTS. Buyer and Seller agree that prior to making any press releases and other public announcements concerning this Agreement and the transaction contemplated thereby, the party desiring to make such public announcement shall consult with the other party and exercise its best efforts to agree upon the text of any public announcement to be made solely by Buyer or Seller. Seller agrees that the inclusion in Buyer's public announcement of the Purchase Price and estimated reserves attributable to the Assets is not objectionable.

     16.9 HEADINGS. The headings of the Articles and Sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

     16.10 COUNTERPARTS. This Agreement may be executed by Buyer, Seller, and KLT in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute one and the same instrument. Execution can be evidenced by fax signatures with original signature pages to follow in due course.

     16.11 REFERENCES. References made in this Agreement, including use of a pronoun, shall be deemed to include, where applicable, masculine, feminine, singular or plural, individuals, partnerships or corporations. As used in this Agreement, "person" shall mean any natural person, corporation, partnership, court, agency, government, board, commission, trust, estate or other entity or authority.

     16.12 GOVERNING LAW. This Agreement and the transactions contemplated hereby and any arbitration or dispute resolution conducted pursuant hereto shall be construed in accordance with, and governed by, the laws of the State of Colorado and the parties hereby subject themselves to the sole and exclusive jurisdiction of the Federal or State courts of Colorado for resolution of any dispute related to this Agreement.

     16.13 ENTIRE AGREEMENT. This Agreement constitutes the entire understanding among the parties, their respective partners, shareholders, officers, directors and employees with respect to the subject matter hereof, superseding all negotiations, prior discussions, preliminary term sheets and prior agreements, notwithstanding language to the contrary therein.

     16.14 BINDING EFFECT. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto, and their respective successors and assigns.

     16.15     SURVIVAL.   The following shall survive the
Closing: (i) all post-closing obligations and indemnities of Seller and Buyer, (ii) Seller's representations and warranties under Sections 6.1 through 6.18 and 6.20 through 6.24, Buyer's representations and warranties in Article 7, and (iii) KLT's representations and warranties in Article 8.

     16.16 NO THIRD-PARTY BENEFICIARIES. This Agreement is intended only to benefit the parties hereto and their respective permitted successors and assigns.

     16.17 LIMITATION ON DAMAGES. Consistent with Articles 12 and 15, the parties hereto expressly waive any and all rights to consequential, special, incidental, punitive or exemplary damages, or loss of profits resulting from breach of this Agreement.

     16.18 SEVERABILITY. It is the intent of the parties that the provisions contained in this Agreement shall be severable. Should any provisions, in whole or in part, be held invalid as a matter of law, such holding shall not affect the other portions of this Agreement, and such portions that are not invalid shall be given effect without the invalid portion.


                                     SELLER:

KLT INC.                             APACHE CANYON GAS, L.L.C.
(Executed solely for the purposes
of Sections 2.4, 5.8, 8.1 through    By:  /s/Bruce B. Selkirk
8.4, and 15.3)                               Bruce B. Selkirk, III
                                             Vice President of Apache
By:  /s/Gregory J. Orman                     Canyon Gas, L.L.C. and
        Gregory J. Orman                     Vice President of KLT Gas
        President and Chief                  Inc., Sole Member of
        Executive Officer                    Apache Canyon Gas, L.L.C.


                                     BUYER:

                                     BARRETT RESOURCES CORPORATION

                                     By:  /s/Eugene A. Lang, Jr.
                                             Eugene A. Lang, Jr.
                                             Executive Vice President

                          ACKNOWLEDGMENTS


STATE OF MISSOURI   )
                    ) ss.
COUNTY OF CLAY      )

     The foregoing instrument was acknowledged before me this 13th day of October, 2000, by Bruce B. Selkirk, III, as Vice President of Apache Canyon, L.L.C., a Delaware limited liability company, on behalf of the limited liability company, and as Vice President of KLT Gas Inc., a Missouri corporation, on behalf of the corporation.

     Witness my hand and official seal.

     My commission expires:  June 12, 2004


                         /s/Vickie L. Flores
                            Notary Public

                       (notary stamp)
                      VICKIE L. FLORES
              Notary Public - State of Missouri
                       County of Clay
             My Commission Expires Jun 12, 2004


STATE OF MISSOURI   )
                    ) ss.
COUNTY OF CLAY      )

     The foregoing instrument was acknowledged before me this 13th day of October, 2000 by Gregory J. Orman, as President and Chief
Executive Officer of KLT Inc., a Missouri corporation, on behalf of the corporation.

     Witness my hand and official seal.


     My commission expires:  June 12, 2004


                         /s/Vickie L. Flores
                            Notary Public

                       (notary stamp)
                      VICKIE L. FLORES
              Notary Public - State of Missouri
                       County of Clay
             My Commission Expires Jun 12, 2004

STATE OF COLORADO   )
     CITY AND       ) ss.
COUNTY OF DENVER    )

     The foregoing instrument was acknowledged before me this 13th day of October, 2000 by Eugene A. Lang, Jr., as Executive Vice
President of Barrett Resources Corporation, a Delaware corporation, on behalf of the corporation.

          Witness my hand and official seal.

          My commission expires:  May 28, 2004


                         /s/Linda C. Beddo
                            Notary Public